Exhibit 2.1

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this “Amendment”), dated as of July 12, 2013, by and among Liberty Resources LLC, a Delaware limited liability company (“Seller”), Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Buyer”) and, solely for purposes of Section 15.16 thereof, Kodiak Oil & Gas Corp., a Yukon Territory corporation (“Parent”), with Buyer and Seller collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS, the Parties are parties to the Purchase and Sale Agreement dated as of June 2, 2013 (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement pursuant to Section 15.4 of the Purchase Agreement to reflect this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Amendment, the Parties agree as follows:

1.             Definitions.  Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Purchase Agreement.

2.             Amendment.

(a)           Section 2.3(a) of the Purchase Agreement shall hereby be amended to replace “$660,000,000” with “$680,000,000” in the first sentence thereof.

(b)           Exhibit A of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Schedule I hereto.

(c)           Exhibit B of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Schedule II hereto.

(d)           Exhibit C of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Schedule III hereto.

(e)           Schedule 1.1(d) of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Schedule IV hereto.

(f)            Schedule 2.4(a) of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Schedule V hereto.

3.             No Other Amendments.  Except as expressly provided in this Amendment, no other amendments to the Purchase Agreement are intended by the Parties and the Purchase Agreement, as amended by this Amendment, shall continue in full force and effect.

4.             Assignment by Buyer.

(a)           Each of the Parties hereby acknowledges that Buyer has assigned its right to purchase Seller’s interest in the Assets to Kodiak Williston, LLC, a Delaware limited liability company.

(b)           Buyer hereby agrees to defend, indemnify and save and hold harmless Seller and its Affiliates and their respective members, managers, shareholders, officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with any claim by a third party who provided its consent to the assignment of a Lease or Contract to Buyer that Seller has breached such Lease or Contract by assigning such Lease or Contract to Kodiak Williston, LLC.

5.             Section 8.1(e).  Each of the Parties hereby agree that the information required to be delivered by Seller to Buyer under Section 8.1(e)(b) of the Purchase Agreement will be delivered after the Closing and that the Parties will cooperate to complete the delivery of such information within a reasonable time after the Closing.

6.             Consents.  Seller hereby agrees that following the Closing, Seller shall use its commercially reasonable efforts to obtain any third party consents to assignment which remain outstanding as of the Closing.

7.             Governing Law.  This Amendment and all matters arising out of or relating to this Amendment shall be governed by and construed in accordance with the laws of the State of Colorado, without regards to conflicts of laws principles (except to the extent that the laws of the State of North Dakota are applicable to issues relating to real property, royalty issues or oil and gas leases and interests therein).

8.             Counterparts.  This Amendment may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.  The exchange of copies of this Amendment and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes.  Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes.  Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to each of the other Parties; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the date set forth on the first page of this Amendment.

SELLER:

LIBERTY RESOURCES LLC

By:	/s/ Chris Wright
Name:	Chris Wright
Title:	CEO

BUYER:

KODIAK OIL & GAS (USA) INC.

By:	/s/ James P. Henderson
Name:	James P. Henderson
Title:	CFO

PARENT:

KODIAK OIL & GAS CORP.

By:	/s/ James P. Henderson
Name:	James P. Henderson
Title:	CFO